Exhibit 99.1

LULULEMON ATHLETICA INC. APPOINTS CALVIN MCDONALD CHIEF EXECUTIVE OFFICER

Proven leader from Sephora Americas selected to fuel long-term growth for iconic brand

VANCOUVER, British Columbia - July 24, 2018 - lululemon athletica inc. (NASDAQ: LULU), the healthy lifestyle inspired athletic apparel company, today announced the Board of Directors has appointed Calvin McDonald to serve as Chief Executive Officer, effective August 20, 2018. For the past five years, Mr. McDonald served as President and CEO of Americas for Sephora, an acknowledged growth engine within the LVMH family of global luxury brands. Mr. McDonald will become a member of lululemon’s Board of Directors.

“Calvin McDonald has an impressive track record leading organizations through periods of significant growth and innovation. He is the ideal match for the lululemon brand and culture given his strong consumer mindset, performance-driven approach, and success developing people,” said Glenn Murphy, chairman of the Board of Directors of lululemon. “Each member of our Board met him during our thorough process. We’re confident Calvin will maintain the momentum in the business and take lululemon to new heights.”

Under Mr. McDonald’s leadership, Sephora delivered double-digit growth year after year, expanded its product offerings, created new digital platforms and store experiences, and expanded in global markets, including Brazil and Mexico, as it became the recognized market leader in North and South America.

“I’m joining lululemon at an exciting time, with the brand’s strong business momentum, guest loyalty and passionate employees,” said Mr. McDonald. “I look forward to working with the talented team at lululemon to deliver long-term growth through great product, constant innovation, and serving guests however they choose to engage with us, today and into the future.”

Mr. Murphy returns to serving as non-executive Chairman of the Board and will ensure a smooth leadership transition. The three executives, Celeste Burgoyne, Stuart Haselden and Sun Choe, who successfully guided the day-to-day operations of lululemon since February will report to Mr. McDonald.

“On behalf of the Board and employees of lululemon, we all would like to thank Celeste, Stuart and Sun for their strong leadership that helped us achieve our stellar performance this year, and we look forward to their continued contributions,” Mr. Murphy added.

Prior to joining Sephora in 2013, Mr. McDonald spent two years as President and CEO of Sears Canada. He also honed a broad range of retail and leadership skills during a 17-year period at Loblaw Companies Ltd., the largest retailer in Canada. Among his management roles at Loblaws, Mr. McDonald led a business unit with approximately 40,000 employees responsible for $15 billion in annual revenue and expanded the President’s Choice private label brand.

A triathlete, Mr. McDonald, 46, was born in Canada and earned an MBA from the University of Toronto, and Bachelor of Science degree from the University of Western Ontario.

The company will release its financial results for the second quarter of fiscal 2018 on August 30, 2018.

About lululemon athletica inc.

lululemon athletica inc. (NASDAQ:LULU) is a healthy lifestyle inspired athletic apparel company for yoga, running, training, and most other sweaty pursuits, creating transformational products and experiences which enable people to live a life they love. Setting the bar in technical fabrics and functional designs, lululemon works with yogis and athletes in local communities for continuous research and product feedback. For more information, visit www.lululemon.com.

Contacts:

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lululemon athletica inc.
Howard Tubin
1-604-732-6124

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ICR, Inc.
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Media Contact:
lululemon athletica inc.
Erin Hankinson
1-604-732-6124
media@lululemon.com

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Brunswick Group
Blake Sonnenshein
1-917-365-1724